Exhibit 10.12

AIRGAIN, Inc.

Non-Employee DIRECTOR COMPENSATION PROGRAM AND STOCK OWNERSHIP GUIDELINES

(As Amended and Restated Effective October 25, 2018)

The board of directors (the “Board”) of Airgain, Inc. (the “Company”) has adopted this Non-Employee Director Compensation Program and Stock Ownership Guidelines (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  No Non-Employee Director shall have any rights hereunder, except with respect to Initial Awards or Subsequent Awards (each as defined below) granted pursuant to the Program.

I.Non-Employee Director Compensation

1.Cash Compensation.

(a)Annual Retainers.  Each Non-Employee Director shall receive an annual retainer of $32,000 for service on the Board.

(b)Additional Annual Retainers.  In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i)Chairperson of the Board.  A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $26,500 for such service.

(ii)Audit Committee.   A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $16,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $8,000 for such service.

(iii)Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,600 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,300 for such service.

(iv) Nominating and Corporate Governance Committee.   A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $8,000 for such service.  A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $4,000 for such service.

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(c)Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in this Section 2 shall be subject to adjustment as provided in the Equity Plan.

(a)Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted, on the date of such initial election or appointment, (i) an option to purchase such number of shares of the Company’s common stock having a value of $50,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the thirty-day trailing average trading price of the Company’s common stock preceding the date of grant (the “Thirty-Day Trailing Average”), plus (ii) such number of restricted stock units as is determined by dividing (A) $50,000 by (B) the Thirty-Day Trailing Average.  The awards described in this Section 2(a) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

(b)Subsequent Awards.  On the first trading day in February of each calendar year, commencing in 2019, (i) each Non-Employee Director (other than the Chairperson of the Board) shall be automatically granted (A) an option to purchase such number of shares of the Company’s common stock having a value of $30,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the Thirty-Day Trailing Average), plus (B) such number of restricted stock units as is determined by dividing (1) $30,000 by (2) the Thirty-Day Trailing Average, and (ii) a Non-Employee Director serving as Chairperson of the Board on such date shall be automatically granted (A) an option to purchase such number of shares of the Company’s common stock having a value of $45,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the Thirty-Day Trailing Average), plus (B) such number of restricted stock units as is determined by dividing (1) $45,000 by (2) the Thirty-Day Trailing Average.  The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.”  In the event a Non-Employee Director has not been serving as a member of the Board for twelve months as of the date of any Subsequent Award, the Board may determine to prorate the Subsequent Award to such Non-Employee Director to reflect the number of months served since such initial election through the date of the Subsequent Award.

(c)Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive Initial Awards pursuant to Section 2(a) above, but to the extent that they are otherwise

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entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)Terms of Awards Granted to Non-Employee Directors

(i)  Purchase Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.

(ii)Vesting.  Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.  Each Subsequent Award shall vest and/or become exercisable on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.  Unless the Board otherwise determines, no portion of an Initial Award or Subsequent Award which is unvested and/or exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter.  All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

(iii)Term.  The term of each stock option granted to a Non-Employee Director shall be ten years from the date the option is granted.

3.

Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

II.NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

1.Purpose.  In an effort to align the interests of the Non-Employee Directors with the stockholders of the Company, the Board has adopted the following Stock Ownership Guidelines (the “Guidelines”).

2.Ownership Threshold.  Non-Employee Directors are expected to own and hold shares of the Company’s common stock with a value equal to three times the annual cash retainer for service as a Non-Employee Director (without regard to any retainers paid for committee service or service as chairman of the Board).

3.Grace Period.  The stock ownership level should be achieved by each Non-Employee Director on or before September 30, 2021, or, if later, within three years after the Non-Employee Director’s first appointment to the Board.

4.Ownership Defined.  Stock that counts toward satisfaction of these Guidelines include: shares of common stock owned outright by the Non-Employee Director and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercise; shares purchased in the open market; and shares held in trust for the benefit of the Non-Employee Director or his or her family. Restricted stock units, which represent the right to receive shares, do not count towards satisfaction of these guidelines. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Chief Financial Officer of the Company and the Chairman of the Board will make the final decision as to whether to include those shares.

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5.Application of Guidelines.

(a)Market Value.  A Non-Employee Director will be deemed to be in compliance with these guidelines if the Fair Market Value (as defined in the Equity Plan) of the shares of the Company’s common stock held by such Non-Employee Director on any date prior to the deadline for his or her compliance equals or exceeds the required multiple of his or her annual cash retainer.

(b)Subsequent Changes in Fair Market Value or Annual Cash Retainer.  After meeting the requirements set forth in these Guidelines, any subsequent decreases in the fair market value of the common stock shall not be considered, so long as the Non-Employee Director does not have an increase in annual cash retainer and continues to hold at least the same number of shares of common stock as he or she did when these Guidelines were first met or exceeded by such Non-Employee Director.  A Non-Employee Director will be expected to reach any increased requirements set forth in these Guidelines as a result of an increase in annual cash retainer within five years from the effective date of such increase.

6.Undue Hardship.  Nothing in these Guidelines shall serve to prevent the sale of share holdings by an Non-Employee Director to cover his or her tax liability with respect to equity awards granted by the Company.  There may be instances in which these Guidelines would place a severe hardship on a Non-Employee Director (including, but not limited to, preventing the Non-Employee Director from complying with a court order, such as a divorce settlement, or other legal requirement).  In these instances, the Non-Employee Director may submit a request in writing to the Board that summarizes the circumstances and describes the extent to which an exemption is being requested.  The Board will make the final decision as to whether an exemption will be granted.  If such a request is granted in whole or part, the Board will work with the Non-Employee Director to develop an alternative stock ownership plan that reflects both the intention of these Guidelines and the individual’s circumstances

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